INVESTMENT MANAGERS SERIES TRUST
AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) dated as of March 28, 2013 by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each, a “Fund”) and Advisors Asset Management, Inc.  (the “Advisor”) amends and restates that Operating Expense Limitation Agreement dated July 5, 2012 by and between the Trust and Advisor.

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated July 5, 2012 as amended on March 28, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses for the Expense Limitation Period (as each term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.	Limit on Operating Expenses.

a.
The Advisor hereby agrees to waive investment advisory fees payable to it by a Fund and/or absorb expenses of a Fund to the extent the Fund’s total annual expenses exceed such Fund’s Annual Limit (defined below).  The “Annual Limit” with respect to each share class of each Fund shall mean the amount of Operating Expenses with respect to such shares of such Fund expressed as a percentage of such Fund’s average annual daily net asset value, listed in Appendix A.  In the event that the current Operating Expenses for a class of a Fund, as accrued each month, exceed such class’ Annual Limit, the Advisor will waive all or a portion of its investment advisory fee payable to it by such Fund and/or reimburse such Fund, on a monthly basis, to the extent of any such excess expense within 30 days of being notified that such excess Operating Expenses have been incurred.

2.	Definition. For purposes of this Agreement, with respect to each Fund and each class of shares thereof:

a.
The term “Operating Expenses” with respect to each Fund is defined to include all expenses necessary or appropriate for the operation of such Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, dividend expenses on short sales, acquired fund fees and expenses (as determined in accordance with Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses (such as, but not limited to, litigation expenses).

b.
The term “Expense Limitation Period” for a Fund is defined as the period of time commencing on the date the initial prospectus for the Fund becomes effective under the Securities Act of 1933 (the “Securities Act”), through the fourth (4th) month following the Fund’s fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3.           Reimbursement of Fees and Expenses.  Any fee waivers or payments to a Fund by the Advisor pursuant to this Agreement are subject to reimbursement by the Fund to the Advisor, if so requested by the Advisor.  Such reimbursement may be requested from a Fund by the Advisor during any month, in the event and to the extent that the current Operating Expenses for the Fund accrued for such month are less than the Fund’s Annual Limit.  The Advisor may seek reimbursement in an amount up to the difference between the Annual Limit and the current Operating Expenses, but in no case will the reimbursement amount exceed the total amount of waivers or payments made by the Advisor pursuant to this Agreement and will not include any amounts previously reimbursed.  No reimbursement will cause the total Operating Expenses paid by a Fund to exceed the Annual Limit for that Fund and such reimbursement may not be paid prior to a Fund’s payment of current Operating Expenses.  The Advisor may seek reimbursement for waivers or payments made to a Fund pursuant to this Agreement for a period of three (3) years from the date of the waiver or payment.  Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement has not been terminated.  In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.           Term.  This Agreement shall become effective on the date specified herein and shall remain in effect through the end of the Expense Limitation Period, and shall automatically renew for an additional one year period following the end of an Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.           Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund, upon sixty (60) days’ written notice to the Advisor.  This Agreement may be terminated by the Advisor, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period.  This Agreement will automatically terminate, with respect to a Fund listed in Appendix A, if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

6.           Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

9.           Notice.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements (including the initial agreement) with respect to the subject matter hereof.

11.           Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST	ADVISORS ASSET MANAGEMENT, INC.

By:	By:
Print Name:	Print Name:
Title:	Title:

Appendix A

Fund	Share Class	Operating Expense Limit (% of Average Annual Daily Net Asset Value of Fund)
AAM/Bahl & Gaynor Income Growth Fund	Class A	1.40%
AAM/Bahl & Gaynor Income Growth Fund	Class C	2.15%
AAM/Bahl & Gaynor Income Growth Fund	Class I	1.15%

Effective on March 28, 2013

AAM/Cutwater Select Income Fund	Class A	1.40%
AAM/Cutwater Select Income Fund	Class C	2.15%
AAM/Cutwater Select Income Fund	Class I	1.15%